Exhibit 99.1

NEWS

ACCESS ANYTIME BANCORP, INC.

For Immediate Release:

(Albuquerque, New Mexico) January 30, 2004

ACCESS ANYTIME REPORTS ANNUAL EARNINGS AT $1,283,936 OR $.94 PER DILUTED SHARE

Access Anytime BanCorp, Inc. (the “Company”) (Nasdaq SmallCap: AABC), the holding company for FIRSTBANK, reported its 2003 net income at $1,283,936 or $.94 per diluted share compared to $1,003,033 or $.73 per diluted share for the prior year, an increase of $280,903 or 28% over the prior year.

Net Interest Income.  Net interest income before provision for loan losses was $7,038,000 in 2003, compared to $6,728,000 in 2002, an improvement of $310,000 or 4.6%.  The increase in 2003 was primarily due to a decrease in total interest expense of $802,000.  The decrease in interest expense on deposits in 2003 was primarily due to lower rates paid on deposits while deposits increased by $3.6 million.

Provision for Loan Losses.  The level of the allowance for loan losses is based on such factors as the amount of non-performing assets, historical loss experience, regulatory policies, general economic conditions, the estimated fair value of the underlying collateral and other factors which may affect the collectibility of the loans.  During 2003, the provision for loan losses decreased to $781,000 from $786,000 in 2002, primarily due to a slight decrease in net charge-offs during 2003 and the general economic conditions at December 31, 2003.

Noninterest Income.  Noninterest income was $3,734,000 in 2003 compared to $2,420,000 in 2002.  During 2003, gains on sales of loans held-for-sale increased $1,136,000 and loan servicing and other fees increased $166,000.  The increases in gains on sales of loans held-for-sale and loan servicing and other fees were a result of the low interest rates during 2003, which resulted in high levels of refinancing and home purchases for one-to-four mortgage loans.

Noninterest Expense.  Noninterest expense was $8,227,000 in 2003 compared to $6,723,000 in 2002.  The increase was primarily due to a $1,053,000 increase in incentives for loan generation and employee benefits, and a $337,000 increase in professional fees.  The increase in professional fees was primarily due to a $169,498 charge for fees associated with a proposed merger, which was subsequently terminated.

Provision for Income Taxes.  During 2003, the Company reversed certain deferred tax asset allowances previously recorded in accordance with SFAS 109.  These allowances related to state income tax net operating loss carryforwards and alternative minimum tax (AMT) credit carryforwards.  The effect of this change in judgment about the realizability of the related deferred tax assets in future years was an increase in a net income tax benefit of approximately $224,000. Therefore, the net income tax expense of $480,000 in 2003 was a decrease of $156,000 from the $636,000 expense in 2002.

Total assets for the Company at December 31, 2003 were $205,427,000, an increase of $13,327,000 or 6.9% from December 2002.  The increase in assets was primarily due to an increase in loans and short term investments.  Total deposits of $163 million were $3.6 million greater than total deposits ended December 31, 2002.

FIRSTBANK’s total equity was $21,838,884 at December 31, 2003.  The regulatory ratios for a well-capitalized financial institution under the current regulatory framework are: (1) 10% for Total Risk-based Capital, (2) 5% for Tier 1 Core Capital, and (3) 6% for Tier 1 Risk-based Capital.  The fourth quarter ratios were 15.3%, 10.0% and 14.7% respectively, all of which exceed those standards.

FIRSTBANK also announced on January 30, 2004, that it had reached a definitive agreement to acquire the deposits and assets of two branches from Matrix Capital Bank in Las Cruces, New Mexico.  The acquisition requires regulatory approval which is anticipated within ninety days.  The branches are approximately $84 million of deposits and loans assumed of about $25 million.  FIRSTBANK plans to use these new funds in short-term duration investment products and expand its commercial, consumer and real estate lending to one of New Mexico’s major markets.

FIRSTBANK currently has offices in Albuquerque, Clovis, Gallup and Portales, New Mexico.  The Company’s common stock trades on the Nasdaq SmallCap Market tier of the Nasdaq Stock Market under the symbol AABC.

Statements contained in this news release that are forward-looking are subject to various risks and uncertainties.  Such forward-looking statements are made pursuant to the “safe-harbor” provisions of Private Securities Litigation Reform Act of 1995 and are made based on management’s current expectations or beliefs as well as assumptions made by, and information currently available to, management.  A variety of factors including changes in economic conditions, including changes in governmental outlays in the Company’s market area, changes in policies by regulatory agencies, fluctuations in interest rates, demand for loans in the Company’s market area and competition could cause actual results to differ materially from those anticipated in the Company’s forward-looking statements.  Further discussion is contained in the Form 10-KSB and Form 10-QSBs.

Contact:                           NR Corzine, Chairman, Chief Executive

PO Box 16810

Albuquerque, New Mexico 87191-6810

Phone 505-299-0900

Date:  January 30, 2004

News:  Immediate Release

Access Anytime BanCorp, Inc. (Nq)

		Net	%	Per Share		%
		(Mill)	CHG	Curr	Prev	CHG

AABC (Nq)	Q12/31	0.17	<54>	.12	.27	<56>

AccessAny	12 Mo.	1.28	28.94		.73	29